Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Cara Tocci
Vice President, Corporate Finance and Investor Relations	Vice President, Corporate Communications
jlance@footlocker.com	cara.tocci@footlocker.com
(212) 720-4600	(914) 582-0304

FOOT LOCKER CHIEF FINANCIAL OFFICER LAUREN B. PETERS

TO RETIRE IN APRIL 2021

Search Process Underway to Identify Successor

NEW YORK, November 30, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced the planned retirement of Lauren B. Peters, Foot Locker’s Executive Vice President and Chief Financial Officer, with an expected effective date in April 2021. Foot Locker has initiated a comprehensive search process with the assistance of Crist|Kolder, a leading executive search firm, to identify Ms. Peters’ successor. The Company expects to consider both internal and external candidates for the position.

Richard Johnson, Chairman and Chief Executive Officer, said, “Lauren has had a remarkable 23 years at Foot Locker, including leading our finance organization for the last nine years as CFO. With her expertise and leadership, we have built a world-class finance organization and successfully executed a series of strategic initiatives that position Foot Locker to continue driving growth and value creation. Lauren has been an integral member of our management team and a tremendous partner to me. On behalf of the entire Board of Directors and the management team, we thank Lauren for her many contributions and wish her all the best in her well-deserved retirement. We are pleased to be able to benefit from her ongoing leadership as we conduct our CFO search and execute a seamless transition next year.”

“I have had a fulfilling career in my more than two decades at Foot Locker, and it has been an honor to work alongside such a talented and dedicated team,” said Peters. “I am proud of the Company’s many accomplishments during my tenure, the tremendous progress we have made in positioning the Company at the center of youth culture, and the strong team we have built. I look forward to focusing on my board roles and adventures with my dear husband, Richard, as we embark on our next chapter. I am confident in Foot Locker’s ongoing success and look forward to watching the Company’s continued growth in the years ahead.”

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, and Sidestep. With approximately 3,000 retail stores in 27 countries across North America, Europe, Asia, Australia and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001